As filed with the U.S. Securities and Exchange Commission on February 26, 2021

Registration No. 333-[•]

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ATRECA, INC.

(Exact name of registrant as specified in its charter)

Delaware	27-3723255
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

450 E. Jamie Court
South San Francisco, California 94080

(650) 595-2595

(Address of principal executive offices) (Zip code)

Atreca, Inc. 2019 Equity Incentive Plan

Atreca, Inc. 2019 Employee Stock Purchase Plan

(Full titles of the plans)

John A. Orwin

President and Chief Executive Officer

Atreca, Inc.

450 E. Jamie Court
South San Francisco, California 94080

(650) 595-2595

(Name and address of agent for service) (Telephone number, including area code, of agent for service)

Copies to:

Michael E. Tenta

Danielle E. Naftulin

Clark Chu

Cooley LLP

3175 Hanover Street

Palo Alto, CA 94304

(650) 843-5000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A Common Stock, par value $0.0001 per share
– 2019 Equity Incentive Plan	1,472,184 (2)	$17.08 (4)	$25,144,902.72 (4)	$2,743.31
– 2019 Employee Stock Purchase Plan	368,046 (3)	$14.52 (5)	$5,344,027.92 (5)	$583.04
Total	1,840,230		$30,488,930.64	$3,326.35

(1)	Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Class A common stock, par value $0.0001 per share (“Common Stock”) of Atreca, Inc. (the “Registrant”) that become issuable under the plans set forth herein by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of Registrant’s Common Stock, as applicable.

(2)	Represents shares reserved for future issuance under the Registrant’s 2019 Equity Incentive Plan (the “2019 Plan”) and shares of Common Stock issuable upon exercise of stock options outstanding under the 2019 Plan. To the extent that any shares subject to awards under the Registrant’s 2010 Equity Incentive Plan (the “2010 Plan”) expire or terminate on or after the termination of the 2010 Plan, or any shares previously issued pursuant to the 2010 Plan are forfeited or repurchased by the Registrant on or after the termination of the 2010 Plan, the shares of Common Stock subject to such awards will become available for issuance under the 2019 Plan. The 2019 Plan also provides that a number of shares reserved for issuance under the 2019 Plan will automatically increase on January 1 of each calendar year for ten years, starting on January 1, 2020 and ending on and including January 1, 2029, by (a) four percent (4.0%) of the total number of shares of the Registrant’s capital stock outstanding as of December 31 of the preceding calendar year or (b) a lesser number determined by the Registrant’s board of directors.

(3)	Represents shares of Common Stock reserved for future issuance under the Registrant’s 2019 Employee Stock Purchase Plan (the “2019 ESPP”). The 2019 ESPP provides that the number of shares reserved for issuance under the 2019 ESPP will automatically increase on January 1 of each calendar year, starting on January 1, 2020 and continuing through January 1, 2029, by the lesser of (a) one percent (1.0%) of the total number of shares of the Registrant’s capital stock outstanding on December 31 of the preceding calendar year, (b) 416,666 shares of Common Stock or (c) prior to the date of any such increase, a number determined by the Registrant’s board of directors that is less than (a) and (b).

(4)	Estimated in accordance with Rule 457(c) and Rule 457(h) promulgated under the Securities Act solely for the purpose of calculating the registration fee. The offering price per share and the aggregate offering price are based upon the average of the high and low prices of the Registrant’s Common Stock, as reported on The Nasdaq Global Select Market on February 23, 2021.

(5)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) and Rule 457(c) promulgated under the Securities Act. The offering price per share and the aggregate offering price are based upon 85% of the average of the high and low prices of the Registrant’s Common Stock as reported on The Nasdaq Global Select Market on February 23, 2021.

EXPLANATORY NOTE

Atreca, Inc. (the “Registrant”) is filing this Registration Statement for the purpose of registering (a) an additional 1,472,184 shares of the Registrant’s Class A common stock, par value $0.0001 per share (“Common Stock”) to be issued pursuant to the Registrant’s 2019 Equity Incentive Plan (the “2019 Plan”) and (b) an additional 368,046 shares of the Registrant’s Common Stock to be issued pursuant to the Registrant’s 2019 Employee Stock Purchase Plan (the “2019 ESPP”) .. These shares being registered pursuant to this Registration Statement are the same class as and in addition to other securities for which earlier registration statements related to the 2019 Plan and 2019 ESPP were filed with the Securities and Exchange Commission (the “Commission”) on June 21, 2019 (File No. 333-232278) and March 11, 2020 (File No. 333-237090) (collectively, the “Prior Registration Statements”). In accordance with General Instruction E of Form S-8, the contents of the Prior Registration Statements are incorporated herein by reference and made part of this Registration Statement, except as amended hereby.

PART II

ITEM 3.	INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed by the Registrant with the Commission are incorporated by reference into this Registration Statement:

(a)        The contents of the Prior Registration Statements;

(b)        The Registrant’s Annual Report on Form 10-K (File No. 001-38935) for the fiscal year ended December 31, 2020, filed with the Commission on February 26, 2021 (the “2021 Form 10-K”);

(c)        All other reports of the Registrant filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the Registrant’s Annual Report referred to in (a) above (other than information in any Current Report on Form 8-K deemed to have been furnished and not filed in accordance with the rules of the Commission and, except as may be noted in any such Form 8-K, exhibits filed on such Form 8-K that are related to such information);

(d)        The description of the Registrant’s Common Stock filed as Exhibit 4.5 to the 2021 Form 10-K, including any amendment or report filed with the Commission for the purpose of updating such description; and

(e)       All other reports and documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items) on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

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ITEM 8.	EXHIBITS

		Incorporated by Reference
Exhibit Number	Description	Schedule Form	File Number	Exhibit	Filing Date
4.1	Amended and Restated Certificate of Incorporation of the Registrant, as currently in effect.	8-K	001-38935	3.1	June 26, 2019
4.2	Form of Amended and Restated Bylaws of the Registrant, as currently in effect.	8-K	001-38935	3.2	June 26, 2019
4.3	Form of Class A Common Stock Certificate.	8-K	001-38935	4.1	June 26, 2019
5.1*	Opinion of Cooley LLP.	–	–	–	–
23.1*	Consent of Cooley LLP (included in Exhibit 5.1).	–	–	–	–
23.2*	Consent of Independent Registered Public Accounting Firm.	–	–	–	–
24.1*	Power of Attorney (included on the signature page of this Form S-8).	–	–	–	–
99.1	2019 Equity Incentive Plan, and forms of agreements thereunder.	S-8	333-232278	99.2	June 21, 2019
99.2	2019 Employee Stock Purchase Plan.	S-8	333-232278	99.3	June 21, 2019

* Filed herewith.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in City of South San Francisco, State of California, on this 26th day of February, 2021.

ATRECA, INC.

By:	/s/ John A. Orwin
John A. Orwin
Chief Executive Officer

POWER OF ATTORNEY

Know All Persons By These Presents, that each person whose signature appears below constitutes and appoints John A. Orwin, Tito A. Serafini and Herbert Cross, each of them, as his or her true and lawful attorneys-in-fact and agents, each with the full power of substitution, for him or her and in their name, place or stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John Orwin John A. Orwin	President, Chief Executive Officer, and Director (Principal Executive Officer)	February 26, 2021

/s/ Herbert Cross Herbert Cross	Chief Financial Officer (Principal Financial and Accounting Officer)	February 26, 2021

/s/ Brian Atwood Brian Atwood	Chairman of the Board of Directors	February 26, 2021

/s/ Kristine M. Ball Kristine M. Ball	Director	February 26, 2021

/s/ Franklin Berger Franklin Berger	Director	February 26, 2021

/s/ David Lacey David Lacey, M.D.	Director	February 26, 2021

/s/ William H. Robinson William H. Robinson, M.D., Ph.D.	Director	February 26, 2021

/s/ Lindsey Rolfe Lindsey Rolfe	Director	February 26, 2021

/s/ Tito A. Serafini Tito A. Serafini, Ph.D.	Director and Chief Strategy Officer	February 26, 2021

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